Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 18, 2010

among

PMC-SIERRA US, INC.,

as the Borrower,

PMC-SIERRA, INC.,

as the Parent

and

BANK OF AMERICA, N.A.,

as the Lender

i

5.13.	Margin Regulations; Investment Company Act.	20
5.14.	Disclosure	20
5.15.	Compliance with Laws	21
5.16.	Intellectual Property; Licenses, Etc	21
5.17.	Liquidity	21
5.18.	Solvency	21

ARTICLE VI	AFFIRMATIVE COVENANTS	21

6.01.	Certificates; Other Information	21
6.02.	Notices	22
6.03.	Payment of Obligations	22
6.04.	Preservation of Existence, Etc.	23
6.05.	Maintenance of Properties	23
6.06.	Maintenance of Insurance	23
6.07.	Compliance with Laws	23
6.08.	Books and Records	23
6.09.	Inspection Rights	23
6.10.	Use of Proceeds	24

ARTICLE VII	NEGATIVE COVENANTS	24

7.01.	Liens	24
7.02.	Indebtedness	25
7.03.	Fundamental Changes	26
7.04.	Dispositions	26
7.05.	Restricted Payments	27
7.06.	Change in Nature of Business	28
7.07.	Transactions with Affiliates	28
7.08.	Burdensome Agreements	28
7.09.	Use of Proceeds	28

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	29

8.01.	Events of Default	29
8.02.	Remedies Upon Event of Default	31
8.03.	Application of Funds	31

ARTICLE IX	MISCELLANEOUS	31

9.01.	Amendments; Etc	31
9.02.	Notices and Other Communications; Facsimile Copies	31
9.03.	No Waiver; Cumulative Remedies	32
9.04.	Attorney Costs, Expenses and Taxes	32
9.05.	Indemnification by the Borrower	33
9.06.	Payments Set Aside	34
9.07.	Successors and Assigns	34
9.08.	Confidentiality	36
9.09.	Set-off	37

ii

9.10.	Interest Rate Limitation	37
9.11.	Counterparts	37
9.12.	Integration	37
9.13.	Survival of Representations and Warranties	38
9.14.	Severability	38
9.15.	Governing Law.	38
9.16.	Waiver of Right to Trial by Jury	39
9.17.	USA Patriot Act Notice	39

ARTICLE X	CONTINUING GUARANTY	39

10.01.	Guaranty	39
10.02.	Guaranty Absolute	39
10.03.	Rights of Lenders	40
10.04.	Certain Waivers	40
10.05.	Obligations Independent	40
10.06.	Subrogation	41
10.07.	Termination; Reinstatement	41
10.08.	Subordination	41
10.09.	Stay of Acceleration	41
10.10.	Condition of Borrower	41

SCHEDULES

5.05	Supplement to Interim Financial Statements
5.12	ERISA Compliance
7.02	Existing Indebtedness
9.02	Lending Office, Addresses for Notices

EXHIBITS

	Form of

A	Loan Notice

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 18, 2010 by and among PMC-SIERRA US, INC., a Delaware corporation (the “Borrower”), PMC-SIERRA, INC., a Delaware corporation (the “Parent”), and BANK OF AMERICA, N.A. (the “Lender”).

The Loan Parties have requested that the Lender make a single term loan to the Borrower in the amount of $220,000,000, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by the Parent of all of the equity interests of Wintegra, Inc. pursuant to the Acquisition Agreement, the consummation of which is to occur on the Closing Date.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 21, 2010, among the Parent, a newly formed direct wholly-owned subsidiary of the Parent, Wintegra, Inc. and a representative of certain equity holders of Wintegra, Inc.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Credit Agreement.

“Applicable Rate” means a per annum rate equal to 1.50%.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of one primary law firm or other external counsel (and, if necessary, one local counsel in each relevant local jurisdiction) and, without duplication, the allocated reasonable and documented cost of internal legal services and all reasonable and documented expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 27, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located.

“Change of Control” has the meaning specified in the Indenture.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Security Agreement and all property of the Loan Parties that is or is intended under the terms of the Loan Documents to be subject to Liens in favor of the Lender.

“Commitment” means the obligation of the Lender to make the Loan hereunder in an aggregate principal amount of $220,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate plus (c) 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount expressed in another currency, the amount of Dollars which is equivalent to the amount so expressed in such other currency based on the applicable exchange rates quoted in the most current Wall Street Journal.

“Eligible Assignee” has the meaning specified in Section 9.07(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the guaranty contained in Article X made by the Parent in favor of the Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until any such earn-out obligation is not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Indenture” means that certain Indenture, dated as of October 26, 2005, as in effect on the date hereof, between the Parent and U.S. Bank National Association, as trustee, with respect to the Parent’s 2.25% Senior Convertible Notes due 2025.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means the office or offices of the Lender described on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Security Agreement and all documents, instruments and agreements delivered by any Loan Party in connection with any of the foregoing.

“Loan Notice” means a notice of the borrowing of the Loan which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and the Parent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means January 17, 2011.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Notwithstanding the foregoing, solely for purposes of Article X hereof, “Obligations” shall mean the Obligations (as defined above) of the Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Loan occurring on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 9.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Register” has the meaning specified in Section 9.07(d).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof made by the Loan Parties in favor of the Lender.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Investments” means investments in debt obligations specified on a schedule attached to the certificate delivered pursuant to Section 4.01(a)(vii) (reflecting the investment portfolio of the Parent and its Subsidiaries as of November 9, 2010) and replacements thereof which do not materially alter the aggregate credit quality or concentration of such investment portfolio.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means $40,000,000.

“United States” and “U.S.” mean the United States of America.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

1.04. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to California time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENT AND THE LOAN

2.01. Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan (the “Loan”) to the Borrower on the Closing Date in the aggregate amount of the Commitment.

2.02. Borrowing.

(a) The borrowing hereunder shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Such notice must be received by the Lender not later than 1:00 p.m. on the requested date of the borrowing of the Loan. Any telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Loan Notice (whether telephonic or written) shall specify (i) that the Borrower is requesting the borrowing of the Loan, (ii) the requested date of the borrowing (which shall be a Business Day) and (iii) the principal amount of the Loan to be borrowed.

(b) Upon satisfaction of the conditions set forth in Section 4.01, the Lender shall make the proceeds of the Loan available to the Borrower by crediting the account of the Borrower on the books of the Lender with the amount of such proceeds.

(c) At any time that the Loan is outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03. Prepayments.

(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (a) such notice must be received by the Lender not later than 1:00 p.m. on the date of prepayment of the Loan; and (b) any prepayment of the Loan shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that if such prepayment is in connection with a refinancing of the Loan, then the Borrower may condition such notice on the effectiveness of the applicable refinancing.

(b) Within three Business Days after the receipt by either Loan Party of any repayment in cash of principal under the Note (as defined in the Security Agreement), the Borrower shall make a prepayment of the Loan in an amount equal to such cash repayment.

2.04. Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loan outstanding on such date.

2.05. Interest.

(a) Subject to the provisions of subsection (b) below, the Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Loan shall be due and payable in arrears on the Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06. Computation of Interest and Fees. All computations of interest for the Loan shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that if the Loan is repaid on the same day on which it is made it shall, subject to Section 2.08(a), bear interest for one day.

2.07. Evidence of Debt. The Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note in form reasonably satisfactory to the Lender, which note shall evidence the Lender’s Loan in addition to such accounts or records. The Lender may attach schedules to such note and endorse thereon the date, amount and maturity thereof and payments with respect thereto.

2.08. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

ARTICLE III

TAXES AND YIELD PROTECTION

3.01. Taxes.

(a) Any and all payments by any Loan Party to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If a Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Loan Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, such Loan Party shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be required to reimburse the Lender in respect of interest, penalties or additions to tax attributable to Taxes if such interest, penalties or additions to tax are attributable to the gross negligence or willful misconduct of the Lender. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

(e) If the Lender determines, in its sole discretion, that it has received a refund of, or direct credit against, any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection (e) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Increased Cost and Reduced Return; Capital Adequacy. If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

3.03. Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. The Borrower shall not be required to compensate the Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that the Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.04. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOAN

4.01. Conditions of Credit Extension. The obligation of the Lender to make the Loan is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles or delivered through other electronic transmission (followed promptly by originals where appropriate) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii) executed counterparts of the Security Agreement;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing in its jurisdiction of organization;

(v) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Lender;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(f), (g) and (i) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) a schedule of the Specified Investments;

(viii) a solvency certificate with respect to the Borrower, signed by the chief financial officer of the Borrower; and

(ix) UCC, tax lien and judgment search results for each Loan Party with respect to its jurisdiction of organization.

(b) The Borrower shall have delivered the Note (as defined in the Security Agreement) to the Lender, accompanied by a note power duly endorsed in blank.

(c) PMC Malaysia (as defined in the Security Agreement) shall have executed and delivered to the Lender the Acknowledgement Agreement (as defined in the Security Agreement).

(d) The Borrower shall have paid the Lender a closing fee of $100,000.

(e) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(f) The representations and warranties of the Borrower and each other Loan Party contained in Article V or the Security Agreement shall be true and correct on and as of the Closing Date.

(g) No Default shall exist, or would result from the borrowing of the Loan.

(h) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

(i) The Parent shall have consummated (or, substantially concurrently with the making of the Loan hereunder, will consummate) the Acquisition in accordance with the terms of the Acquisition Agreement and applicable Laws.

(j) The Closing Date shall have occurred on or before November 18, 2010.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in a manner that could reasonably be expected to have a Material Adverse Effect; or (c) violate any Law in any material respect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) filings to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Lender, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required, show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Parent and its Subsidiaries dated September 26, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the date of such financial statements, in each case only if and to the extent not disclosed in such financial statements.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither the Loan Parties nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens. Each Loan Party and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09. Environmental Compliance. The Loan Parties and their Subsidiaries are in compliance with Environmental Law, except for any failure to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11. Taxes. The Loan Parties and their Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12. ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except for any failure to comply that could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14. Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder, taken as a whole (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections may vary from actual results and that such variances may be material).

5.15. Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16. Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17. Liquidity. As of the Closing Date, the Parent and its wholly-owned Subsidiaries hold cash, cash equivalent investments and Specified Investments having a Dollar Amount aggregating in excess of $500,000,000, which cash, cash equivalent investments and Specified Investments are owned by the Parent or its wholly-owned Subsidiaries free and clear of any Liens of third parties.

5.18. Solvency. The Borrower is Solvent and, immediately after giving effect to the Loan and the use by the Borrower of the proceeds thereof as set forth in Section 6.10, will be Solvent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect, the Loan or other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.10 and 6.11) cause each Subsidiary to:

6.01. Certificates; Other Information. Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) if the Lender so requests, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents.

6.02. Notices. Promptly notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.03. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08. Books and Records. (a) Maintain proper books of record and account, in which entries true and correct in all material respects and in conformity with GAAP consistently applied shall be made; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.09. Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

6.10. Use of Proceeds. Use the proceeds of the Loan not in contravention of any Law and to repay a portion of the valid existing intercompany Indebtedness owed by the Borrower to the Parent, which repaid amount the Parent shall use to fund in part the Acquisition on the Closing Date.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Commitment shall be in effect, the Loan or any other Obligation (other than contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(h) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(j) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered in the ordinary course of business; and

(k) Liens securing other monetary obligations not at any time in excess of $30,000,000 in aggregate outstanding principal amount.

Notwithstanding the foregoing, in no event shall the Borrower incur or suffer to exist any Lien upon the Collateral other than Liens pursuant to the Loan Documents.

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of any Loan Party or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Loan Party or any Subsidiary;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(f) Indebtedness of any Loan Party owing to any Loan Party or any Subsidiary;

(g) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(h) Indebtedness incurred by in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(i) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money; and

(j) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.03. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) any Loan Party, provided that such Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or (other than in the case of the Borrower) to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Loan Party or a wholly-owned Subsidiary.

7.04. Dispositions. Make any Disposition or enter into any agreement to make any Disposition to be consummated prior to the Maturity Date, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Parent, the Borrower or any of their Subsidiaries;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party or any Subsidiary to any Loan Party or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be a Loan Party;

(e) Dispositions permitted by Section 7.03;

(f) Dispositions of cash and cash equivalents;

(g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent, the Borrower or any of their Subsidiaries;

(h) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; and

(i) Dispositions by each Loan Party and its Subsidiaries not otherwise permitted under this Section 7.04; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of after the date hereof in reliance on this clause (i) shall not exceed $30,000,000;

provided, however, that any Disposition pursuant to this Section 7.04 (other than with respect to clause (d)) shall be for fair market value.

7.05. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) each Subsidiary and the Borrower may make Restricted Payments to the Parent and to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Parent and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(ii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(iii) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(iv) the Parent may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash so long as immediately prior to and immediately after giving effect to such proposed action, no Default would exist.

7.06. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by such Loan Party and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.07. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions (a) between or among a Loan Party and any of its Subsidiaries, (b) between and among any Subsidiaries, (c) between Loan Parties, (d) otherwise permitted hereunder or (e) with respect to the payment of customary fees and reasonable out-of-pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of the Parent, the Borrower and the Subsidiaries in the ordinary course of business.

7.08. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (b) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or (c) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens in favor of the Lender on property of such Person; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.09. Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within three days after the same becomes due, any interest on the Loan, or any upfront or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a) or (b), 6.04 (as it applies to the Borrower and the Parent), 6.09, or 6.10 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Parent or the Parent ceases to own 100% of the equity interests of the Borrower; or

(l) Liquidity. On any date, the Parent and its wholly-owned Subsidiaries shall fail to hold cash, cash equivalent investments and Specified Investments having a Dollar Amount aggregating in excess of (i) $400,000,000 minus (ii) the amount of any principal prepayment of the Loan previously made by the Borrower, which cash, cash equivalent investments and Specified Investments are owned by the Parent or its wholly-owned Subsidiaries free and clear of any Liens of third parties.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether from the Borrower, from the Parent pursuant to the Guaranty or otherwise) shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX

MISCELLANEOUS

9.01. Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. The Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute the Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03. No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all reasonable invoiced costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan

Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all reasonable invoiced costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing and recording charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor (accompanied by reasonable documentation therefor). The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or the Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, (d) the Acquisition, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand (accompanied by reasonable documentation) therefor. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c) An Eligible Assignee to which the Lender assigns any portion of its rights and obligations under this Agreement pursuant to subsection (b) of this Section shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the Lender would have been entitled to receive with respect to the interest assigned to such Eligible Assignee, unless the assignment is made with the Borrower’s prior consent or is made after the occurrence and during the continuance of an Event of Default. An Eligible Assignee that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the interest assigned to such Eligible Assignee and such Eligible Assignee agrees to provide to the Borrower such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(d) The Lender (or a party designated by the Lender, which may include the Borrower (and, in the event of such designation of the Borrower, the Lender shall have no further obligations, duties or liabilities under or pursuant to this subsection (c))), acting solely for this purpose as the agent of the Borrower, shall maintain at the Lending Office a copy of all documentation relating to any assignment pursuant to subsection (b) of this Section and a register for the recordation of the names and addresses of Eligible Assignees to which it assigns any portion of its interest under this Agreement, and the principal amounts owing to, each such Eligible Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time from time to time upon reasonable prior notice. To the extent that at the time of any assignment the Borrower is maintaining the Register, the parties to an assignment shall give prompt notice to the Borrower of the effectiveness thereof (including the related Register information called for above).

(e) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate), or (iii) release the Parent from the Guaranty. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(g) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

9.08. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its, and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09. Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or the Parent, Loan Party, any such notice being waived by the Borrower and the Parent to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower and the Parent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the making of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.16. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17. USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

ARTICLE X

CONTINUING GUARANTY

10.01. Guaranty. The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof). Upon the failure by the Borrower to pay punctually any Obligation, the Parent agrees that it shall forthwith upon demand pay to the Lender the amount not so paid at the place and in the manner specified in the applicable Loan Document. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive for the purpose of establishing the amount of the Obligations.

10.02. Guaranty Absolute. The Parent guarantees that the Obligations shall be paid strictly in accordance with the terms of the Loan Documents. The liability of the Parent under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Obligation, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any receipt, exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Obligations; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Obligation; (d) without being limited by the foregoing, any lack of genuineness, validity, regularity or enforceability of any Loan Document or Obligation; (e) any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent under this Guaranty (other than indefeasible payment in full in cash of the Obligations), or (f) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, any of the Borrower or the Parent, and the Parent hereby irrevocably waives any defenses to the enforcement of this Guaranty it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.03. Rights of Lenders. The Parent consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Guaranty or which, but for this provision, might operate as a discharge of the Parent.

10.04. Certain Waivers. The Parent waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than indefeasible payment in full in cash of the Obligations). The Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided herein, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.05. Obligations Independent. The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.06. Subrogation. The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitment is terminated. If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured, or absolute or contingent.

10.07. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitment with respect to the Obligations is terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Parent is made, or the Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Guaranty.

10.08. Subordination. The Parent hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Parent, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Parent as subrogee of the Lender or resulting from the Parent’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lender so request, any such obligation or indebtedness of the Borrower to the Parent shall be enforced and performance received by the Parent as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of the Parent under this Guaranty.

10.09. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Parent or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Lender.

10.10. Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that the Lender has no duty, and the Parent is not relying on the Lender at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor

(the Parent waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PMC-SIERRA US, INC.,
as the Borrower

By:	/s/ Brian Talbert
Name:	Brian Talbert
Title:	Chief Financial Officer

PMC-SIERRA, INC., as the Parent

By:	/s/ Michael W. Zellner
Name:	Michael W. Zellner
Title:	Chief Financial Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as the Lender

By:	/s/ Christina Felsing
Name:	Christina Felsing
Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None.

SCHEDULE 5.12

ERISA COMPLIANCE

None.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

All debt currently existing under the Indenture, dated as of October 26, 2005, between PMC-Sierra, Inc. and U.S. Bank National Association, as trustee.

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER:

PMC-SIERRA US, INC.

3975 Freedom Circle, Suite 300

Santa Clara, CA 95054

Attention: Treasurer

Telephone: (408) 239-8118

Facsimile: (408) 239-8166

Website Address: www.pmc-sierra.com

LENDER:

Lending Office for Loans, payments with

respect thereto and payments of fees:

BANK OF AMERICA, N.A.

Building B

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, CA 94520-2405

Attn: Robert (Bobby) Nicoles, Credit Services

Telephone: (925) 675-7478

Facsimile: (888) 969-2637

Electronic Mail: Robert.nicoles@baml.com

Bank of America, N.A.

New York, NY

Account No. 3750836479

ABA# 026009593

Ref: PMC Sierra / Attn: Bobby Nicoles

Notices (other than Requests for Loans):

BANK OF AMERICA, N.A.

6th Floor, 315 Montgomery Street

Mail Code: CA5-704-06-37

San Francisco, CA 94104-1866

Attn: Christina M. Felsing, Vice President

Telephone: (415) 913-2790

Facsimile: (415) 913-2358

Electronic mail: Christina.m.felsing@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date: November     , 2010

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2010 (the “Agreement”; the terms defined therein being used herein as therein defined), among PMC-Sierra US, Inc., a Delaware corporation (the “Borrower”), PMC-Sierra, Inc., a Delaware corporation and Bank of America, N.A.

The undersigned hereby requests the borrowing of the Loan.

1.	On (a Business Day).

2.	In the amount of $ .

PMC-SIERRA US, INC.

By:
Name:
Title:

A-1